BEST BUY CO., INC.

Policy Regarding Shareholder Ratification of Executive Officer Cash Severance Agreements

(Adopted on March 5, 2024)

Best Buy Co., Inc. (the “Company”) will not enter into any new employment agreement or severance agreement with an executive officer that provides for cash severance benefits exceeding 2.99 times the sum of the executive’s base salary plus short-term incentive target without seeking shareholder ratification of such agreement.

Cash severance benefits include cash payments made in connection with (i) the executive officer’s termination of employment; (ii) securing an agreement not to compete with Company; (iii) consulting services; (iv) benefits not available to similarly situated employees; and (v) offsetting any tax liability with respect to such payments.

The Company’s Compensation and Human Resources Committee has the sole authority to construe, interpret and implement this policy, make any determination necessary or advisable in administering this policy, and modify, supplement, rescind or replace all or any portion of this policy.